Exhibit 10.3

STONERIDGE, INC.

LONG-TERM INCENTIVE PLAN

2022 PERFORMANCE SHARES GRANT AGREEMENT

Stoneridge, Inc., an Ohio corporation (the “Company”), pursuant to the terms and conditions hereof, hereby grants to ____________________ (“Grantee”) the right to receive, depending on continued service and Company performance, _______ Common Shares (the “Award”), without par value, of the Company (the “Performance Shares”), subject to the terms and conditions of this Agreement (the “Agreement”). As set forth below, the grant of the Performance Shares is comprised of four separate mutually exclusive parts: Award I, Award II, Award III and Award IV.

1.

The Performance Shares are in all respects subject to the terms, conditions and provisions of this Agreement and the Company’s 2016 Long-Term Incentive Plan (the “Plan”), as administered by the Compensation Committee of the Board of Directors (the “Committee”).  Terms not defined herein are defined in the Plan.

2.

If earned the Share Units will be paid on a one-for-one basis in Company Common Shares. The right to receive the Company Common Shares pursuant to this Agreement  will be forfeited to the Company if the Grantee’s employment with the Company is terminated prior to March 8, 2024 except in the case of (i) retirement, (ii) death, (iii) Permanent Disability, (iv) Change in Control or (v) termination without cause, each as provided below.  In the event Grantee’s employment with the Company is terminated prior to March 3, 2025 the forfeiture of the right to receive Company Common Shares pursuant to this Agreement pursuant to this Section 2 will occur immediately after such termination of employment.

3.	For the Performance Shares as described in this Agreement, the applicable performance period begins January 1, 2022 and ends December 31, 2024 (“Performance Period").
4.

If the employment of the Grantee is not terminated prior to March 3, 2025 the Performance Shares shall, subject to satisfaction of the performance criteria applicable to Awards II, III and IV, be earned on March 3, 2025 in the amounts set forth below:

Award ITime-Based Restricted Stock Units

Number of Shares That May be Earned                    ___________________

Award II Performance Shares - TSR

Number of Shares That May be Earned (target)        ___________________

Depending on the achievement of the Company’s total shareholder return (“TSR”) (as defined below) as compared to the Peer Group’s TSR for the Company’s fiscal years 2022, 2023, and 2024 (the “Peer Group Performance Period”):

TSR v. Peer Group	Calculation	Payout Range
50th - 100th percentile	SRI percentile x 2.0	100% - 200%
30th - 49th percentile	50% +{2.5 x (SRI percentile-30)}	50% - 99%
< 30th percentile	0%	0%

The Peer Group companies are: Allison Transmission, Altra Industrial Motion, CalAmp, CIRCOR, Columbus McKinnon, Commercial Vehicle Group, Cooper-Standard Holdings, CTS, Curtiss-Wright, Donaldson, Dorman Products, Franklin Electric, Gentex, Gentherm, LCI Industries, Littelfuse, Lydall, Martinrea International, Meritor, Methode Electronics, Modine Manufacturing, Rogers, Standard Motor Products, Strattec Security, Superior Industries, Visteon, and Wabash National.  The Peer Group shall be subject to modification at the discretion of the Committee from time to time, when events warrant.  The performance of the Peer Group companies shall not be weighted based on the size of the respective company.

Relative TSR compares the results of investing in Stoneridge Common Shares versus the stock of other companies in the Peer Group considering both the appreciation and depreciation in share price, plus the reinvestment of dividends distributed during the three-year performance period.  Share price is calculated at the beginning and end of the Performance Period using the average closing price for the final 20 business days during the month of December (the December immediately prior to the grant date and the December immediately prior to the vest date).

Award III         Performance Shares - EPS

Performance on the Earnings Per Share (“EPS”) performance share metric shall be the actual average EPS relative to the budgeted average EPS for the Company’s fiscal years 2022, 2023 and 2024 (the “EPS Performance Period”).  Depending on the Company’s performance on the EPS performance share metric, the following shares may be earned:

	Below Threshold	Threshold	Target	Maximum
Results as a % of Target	<70%	70%	100%	130%

% Shares Earned	0%	50%	100%	200%
Actual Shares Earned	0	_______________	_______________	_______________

The 2022 budgeted EPS is ($0.03).  The 2023 and 2024 budgeted EPS will be communicated via Addendum to this Agreement and incorporated herein by reference, effective upon their respective adoption by the Committee. The average of the budgeted EPS for fiscal years 2022, 2023 and 2024 will constitute the Target EPS for purposes of the 2022 EPS performance share metric.

If the result on the EPS performance share metric is between two data points per the above table, the number of shares earned shall be determined by interpolation between those data points.

The Company’s EPS for any fiscal year in the EPS Performance Period shall mean the Company’s aggregate fully diluted earnings per Common Share for that fiscal year calculated in accordance with generally accepted accounting principles, before extraordinary items, cumulative effects of changes in accounting principles, adjustments for goodwill impairments and the tax effect thereof, if any, as set forth on the audited consolidated financial statements of the Company for that fiscal year; provided, however, the impact of any acquisitions or divestitures  that may occur during any fiscal year in the Performance Period be excluded from actual EPS and, at the Committee discretion, actual EPS may be adjusted to account for any significant, unusual or one-time expense or gain items that the Company could not have reasonably been expected to foresee.

Award IV     Performance Shares - ROIC

Performance on the Return on Invested Capital (“ROIC”) performance share metric shall be the actual average ROIC relative to the budgeted average ROIC for the Company’s fiscal years 2022, 2023 and 2024 (the “ROIC Performance Period”).  Depending on the Company’s performance on the ROIC performance share metric, the following shares may be earned:

	Below Threshold	Threshold	Target	Maximum
Results as a % of Target	<70%	70%	100%	130%

% Shares Earned	0%	50%	100%	200%
Actual Shares Earned	0	_______________	_______________	_______________

The 2022 budgeted ROIC is 1.6%.  The 2023 and 2024 budgeted ROIC will be communicated via Addenda to this Agreement and incorporated herein by reference, effective upon their respective adoption by the Committee. The average of the budgeted ROIC for fiscal years 2022, 2023 and 2024 will constitute the Target ROIC for purposes of the 2022 ROIC performance share metric.

If the result on the ROIC performance share metric is between two data points per the above table, the number of shares earned shall be determined by interpolation between those data points.

Return on Invested Capital

Five point (quarter end) average of Total Assets (less Cash
and Cash Equivalents, Goodwill, Investments, Other Long
Term Assets, LT Assets – Debt Issuance Costs and Deferred
Tax Assets – Noncurrent) less Current Liabilities (excluding
Current Portion of Long-Term Debt)

=

Operating Income plus Equity Earnings in Investee tax effected at a performance (expected) tax rate

Note: Items above may be adjusted for the impact of non-recurring transactions.

5.

If earned, the Performance Shares for the respective Award will be issued in the name of the Grantee.  The Company’s transfer agent and/or share transfer records will show the Grantee as the owner of record of the Performance Shares as of the date the Performance Shares are earned.  The certificate or certificates representing the Performance Shares earned may, at the Company’s discretion, be in uncertificated (electronic or book entry) form.

6.

Notwithstanding the foregoing, in addition to earning the Performance Shares as set forth above, the Performance Shares shall be earned upon the occurrence of an event and in the amounts as described below.

Award I shall be earned and not be forfeited in the event of:

a)

the Grantee’s retirement, whereby Performance Shares granted with respect to Award I shall be earned on the date of retirement, subject to the following conditions: only a Grantee who (i) is 63 or older on the date of retirement, (ii) has provided written notice to the Committee of the intent to retire at least three (3) months prior to the retirement date, and (iii) has executed prior to retirement a customary one year non-competition agreement shall be permitted to have his or her Performance Shares earned upon retirement.

b)	the Grantee’s death or Permanent Disability;

c)	a Change in Control and within 24 months following such Change in Control the Grantee’s employment is terminated by the Company other than for Cause; or,
d)

the termination “without cause” of the Grantee’s employment by the Company; provided, however only in proportion to the number of months, including any partial month, elapsed in the Performance Period divided by 36.  In the event of termination “without cause”, the number of months considered to have elapsed in the Performance Period will be counted beginning from the Award grant date and end on the date that notice of termination is provided to or by the Grantee, except in situations where a different date is legally required.

Awards II, III and IV shall be earned at Target and not be forfeited in the event of:

a)

the Grantee’s retirement, whereby Performance Shares granted with respect to Awards II, III and IV shall be earned on the date of retirement at Target, subject to the following conditions: only a Grantee who (i) is 63 or older on the date of retirement, (ii) has provided written notice to the Committee of the intent to retire at least three (3) months prior to the retirement date, and (iii) has executed prior to retirement a customary one year non-competition agreement shall be permitted to have his or her Performance Shares earned upon retirement.

b)	the Grantee’s death or Permanent Disability;
c)	a Change in Control and within 24 months following such Change in Control the Grantee’s employment is terminated by the Company other than for Cause (as defined in the Plan); or,
d)

the termination “without cause” of the Grantee’s employment by the Company; provided, however only in proportion to the number of months, including any partial month, elapsed in the Performance Period divided by 36.  In the event of termination “without cause”, the number of months considered to have elapsed in the Performance Period will be counted beginning from the Award grant date and end on the date that notice of termination is provided to the employee, except in situations where a different date is legally required.

A certificate or certificates representing the earned Performance Shares granted under Awards I, II, III and IV shall be delivered to the Grantee or the Grantee’s estate after the occurrence of an event described above as soon as practical, but in no event shall be delivered later than the 15th day of the third month following the year in which the Performance Shares were earned.

7.

On any change in the number or kind of outstanding common shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company, the Company, by action of the Committee, is empowered to make such adjustment, if any, in the number and kind of Performance Shares subject to this Agreement as it considers appropriate for the protection of the Company and of the Grantee.

8.

No later than the date as of which an amount first becomes includable in the gross income of the Grantee for income tax purposes with respect to the Performance Shares granted hereunder, the Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any taxes (federal, state, local or other required taxes), or any kind of withholding required by law with respect to that amount.  Unless otherwise determined by the Committee, minimum statutory withholding obligations may be settled with Common Shares that have been earned.  The making of that payment or those arrangements is a condition to the obligations of the Company under the Plan, and the Company and its subsidiaries and affiliates may, to the extent permitted by law, deduct any taxes from any payment of any kind otherwise payable to the Grantee.

9.

Nothing in this Agreement shall affect in any manner any conflicting or other provision of any other agreement between the Grantee and the Company.  Nothing contained in this Agreement shall limit whatever right the Company might otherwise have to terminate the employment of the Grantee.

10.	The laws of the State of Ohio govern this Agreement, the Plan and the Performance Shares granted hereby.

IN WITNESS WHEREOF, the Company has caused its corporate name to be subscribed by its duly authorized officer as of the March 14, 2022.

STONERIDGE, INC.

	By	/s/ Jonathan B. DeGaynor
Jonathan B. DeGaynor
The foregoing is hereby accepted.